UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Preliminary Proxy Statement ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to Section 240.14a-12

CHURCHILL CAPITAL CORP
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHURCHILL CAPITAL CORP
640 Fifth Avenue, 12th Floor
New York, NY 10019

NOTICE OF
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 2019

TO THE STOCKHOLDERS OF CHURCHILL CAPITAL CORP

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Churchill Capital Corp (“Churchill”), a Delaware corporation, will be held at 9:00 a.m. eastern time, on May 13, 2019, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to Churchill, at 1285 Avenue of the Americas, New York, New York 10019. You are cordially invited to attend the special meeting, which will be held for the following purposes:

(1)	to consider and vote upon a proposal to approve the business combination, including (a) the Agreement and Plan of Merger, dated as of January 14, 2019 (as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated February 26, 2019 and Amendment No. 2 to the Agreement and Plan of Merger, dated March 29, 2019, the “Merger Agreement”), by and among Churchill, Clarivate Analytics Plc (“Clarivate”), a public limited company newly incorporated under the laws of Jersey, Channel Islands, and currently owned 50% by Onex Partners IV LP and 50% by Onex Partners IV GP LP, CCC Merger Sub, Inc., a newly formed Delaware corporation and wholly owned subsidiary of Clarivate (“Delaware Merger Sub”), Camelot Merger Sub (Jersey) Limited, a newly formed private limited company organized under the laws of Jersey, Channel Islands and wholly owned subsidiary of Clarivate (“Jersey Merger Sub”), and Camelot Holdings (Jersey) Limited, a private limited company organized under the laws of Jersey, Channel Islands (“Company”), which, among other things, provides for (i) Jersey Merger Sub to be merged with and into the Company with the Company being the surviving company in the merger (the “Jersey Merger”) and (ii) Delaware Merger Sub to be merged with and into Churchill with Churchill being the surviving corporation in the merger (the “Delaware Merger”, and together with the Jersey Merger the “Mergers” and the Mergers, together with the other transactions contemplated by the Merger Agreement, the “Transactions”) and (b) the other transactions contemplated by the Merger Agreement and related Sponsor Agreement— we refer to this proposal as the “business combination proposal”;

(2)	to consider and vote upon separate proposals to approve the following material differences between the constitutional documents of Clarivate that will be in effect upon the closing of the Transactions and Churchill’s current amended and restated certificate of incorporation: (i) the name of the new public entity will be “Clarivate Analytics Plc” as opposed to “Churchill Capital Corp”; (ii) Clarivate will have no limit on the number of shares which Clarivate is authorized to issue, as opposed to Churchill having 220,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock; and (iii) Clarivate’s constitutional documents will not include the various provisions applicable only to special purpose acquisition corporations that Churchill’s amended and restated certificate of incorporation contains (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time) — we refer to these proposals collectively as the “charter proposals”; and

(3)	to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if Churchill is unable to consummate the business combination contemplated by the Merger Agreement — we refer to this proposal as the “adjournment proposal.”

These items of business are described in the proxy statement/prospectus, which will be mailed to you. We encourage you to read it in its entirety before voting. Only holders of record of Churchill common stock at the close of business on April 10, 2019 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.

After careful consideration, Churchill’s board of directors has determined that the business combination proposal, the charter proposals and the adjournment proposal are fair to and in the best interests of Churchill and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” each of the charter proposals and “FOR” the adjournment proposal, if presented.

Consummation of the Transactions is conditional on approval of each of the business combination proposal and the charter proposals. If any of the proposals is not approved, the other proposals will not be presented to stockholders for a vote.

All Churchill stockholders are cordially invited to attend the special meeting in person. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the proxy card which will accompany the proxy statement as soon as possible once it is mailed to you. If you are a stockholder of record of Churchill common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker or bank.

A complete list of Churchill stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of Churchill for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the proxy card as soon as possible in the envelope which will be provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Churchill will send you a proxy statement/prospectus containing additional information about the business combination proposal and the other proposals to be considered at the special meeting, along with a proxy card and instructions on how to submit a proxy. When available, please review carefully the proxy statement/prospectus.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

/s/ Michael Klein
Michael Klein
Chairman of the Board and Director

April 22, 2019

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE CHURCHILL REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CHURCHILL’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANKS OR BROKERS TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

SUMMARY OF THE MATERIAL TERMS OF THE TRANSACTIONS

The parties to the Transactions are Churchill, Clarivate, Delaware Merger Sub, Jersey Merger Sub and the Company. Pursuant to the Merger Agreement, (a) Jersey Merger Sub will be merged with and into the Company with the Company being the surviving company in the Jersey Merger and (b) Delaware Merger Sub will be merged with and into Churchill with Churchill being the surviving corporation in the Delaware Merger.

The Company is the leading global information services and analytics company serving the scientific research, intellectual property and life sciences end-markets. Corporations, government agencies, universities, law firms and other professional services organizations around the world depend on the Company’s high-value, curated content, analytics and services. Unstructured data has grown exponentially over the last decade. This trend has resulted in a critical need for unstructured data to be meaningfully filtered, analyzed and curated into relevant information that facilitates key operational and strategic decisions made by businesses, academic institutions and governments worldwide. The Company has benefitted from this trend, and Churchill believes it will continue to benefit from this trend.

Under the Merger Agreement, the shareholders of the Company prior to the closing of the Transactions (the “Company Owners”) will receive an aggregate of 217.5 million ordinary shares of Clarivate (subject to certain adjustments).

Each outstanding share of common stock of Churchill shall be converted into one ordinary share of Clarivate. The outstanding warrants of Churchill shall, by their terms, automatically entitle the holders to purchase ordinary shares of Clarivate upon consummation of the business combination. Accordingly, at the closing of the Transactions, the Company Owners will hold approximately 74% of the issued and outstanding ordinary shares of Clarivate and current stockholders of Churchill will hold approximately 26% of the issued and outstanding shares of Clarivate (assuming no holder of Churchill’s public shares exercises redemption rights and excluding the impact of (i) 52.8 million warrants, (ii) approximately 24.5 million compensatory options issued to the Company’s management (based on the number of options to purchase Company ordinary shares outstanding as of December 31, 2018) and (iii) 10.6 million ordinary shares of Clarivate owned of record by the sponsor and available for distribution to Jerre Stead, Michael Klein and Sheryl von Blucher following the expiration of applicable lock-up and vesting restrictions). After giving effect to the satisfaction of the vesting restrictions, the Company Owners will hold approximately 71% of the issued and outstanding ordinary shares of Clarivate.

The sponsor, the founders and Garden State Capital Partners LLC, a Delaware limited liability company, in which Michael Klein holds an equity interest and is the managing member (“Garden State”), entered into the Sponsor Agreement pursuant to which they have agreed to comply with the provisions of the Merger Agreement applicable to such persons as well as the covenants set forth in the Sponsor Agreement, including voting all shares of common stock of Churchill beneficially owned by such persons in favor of the Transactions. The Sponsor Agreement provides that the ordinary shares of Clarivate and Clarivate warrants to be issued to such persons in connection with the Mergers will be subject to a three-year lock-up restriction (partially reduced to two years, under certain circumstances). The Sponsor Agreement also provides that the ordinary shares of Clarivate to be issued to the sponsor in connection with the Mergers in respect of founder shares and available for distribution to Jerre Stead, Michael Klein and Sheryl von Blucher, and the Clarivate warrants held by the sponsor and available for distribution to such persons and to Garden State, in each case, will be subject to certain time and performance-based vesting provisions.

The Merger Agreement provides that either Churchill or the Company may terminate the Merger Agreement if the Transactions are not consummated by July 31, 2019. Additionally, the Merger Agreement may be terminated, among other reasons, by either Churchill or the Company upon a material breach of the other party if not cured within thirty days of delivery to such party of a notice of an intent to terminate.

In addition to voting on the Transactions, the stockholders of Churchill will vote on separate proposals to approve the following material differences between the constitutional documents of Clarivate that will be in effect upon the closing of the Transactions and Churchill’s current amended and restated certificate of incorporation: (i) the name of the new public entity will be “Clarivate Analytics Plc” as opposed to “Churchill Capital Corp”; (ii) Clarivate will have no limit on the number of shares which Clarivate is authorized to issue, as opposed to Churchill having 220,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock; and (iii) Clarivate’s constitutional documents will not include the various provisions applicable only to special purpose acquisition corporations that Churchill’s amended and restated certificate of incorporation contains (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time). This vote, however, will not actually result in stockholders of Churchill approving Clarivate’s constitutional documents or amendments to Churchill’s corporate governing documents but instead will simply approve the aforementioned material differences in the two sets of documents. The stockholders of Churchill will also vote on a proposal to approve, if necessary, an adjournment of the special meeting.

The parties expect that upon consummation of the Transactions, the board will consist of fourteen (14) directors, which will be reduced to thirteen (13) directors at the end of 2020. Upon completion of the Transactions, the executive officers of Clarivate will include Jerre Stead (Executive Chairman of the Board of Directors), Jay Nadler (Chief Executive Officer), Richard Hanks (Chief Financial Officer) and Stephen Hartman (General Counsel and Global Head of Corporate Development), as well as certain other persons. These individuals, other than Jerre Stead, currently hold the same positions with the Company.

Pursuant to the Amended and Restated Registration Rights Agreement to be entered into at the closing of the Transactions among Clarivate, Churchill, sponsor, the founders, Garden State and the Company Owners, the sponsor, the founders, Garden State and the Company Owners will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of 1933, as amended, of the ordinary shares of Clarivate received by them in the Transactions and the Clarivate warrants held by them following the consummation of the Transactions, subject to certain conditions set forth therein. Pursuant to the Amended and Restated Shareholders Agreement of Clarivate, dated January 14, 2019, entered into among the Company, Clarivate and the Company Owners, affiliates of Onex Partners Advisor LP, and affiliated funds of Baring Private Equity Asia Pte Ltd will be granted certain rights to nominate members of the board of Clarivate following the closing of the Transactions, subject to certain conditions set forth therein. Pursuant to the Director Nomination Agreement to be entered into between Clarivate and Jerre Stead at the closing of the Transactions (the “Director Nomination Agreement”), Jerre Stead or his successor pursuant to the terms of the Director Nomination Agreement will be granted certain rights to nominate members of the board of Clarivate following the closing the Transactions, subject to certain conditions set forth therein.